                                                                    Exhibit 11.1



                        IFX CORPORATION AND SUBSIDIARIES
                    Computation of Earnings Per Common Share



                                       Three Months Ended              Six Months Ended
                                          December 31,                   December 31,
                                   ---------------------------    -----------------------------
                                        1997          1996             1997            1996
                                        ----          ----             ----            ----
Earnings:

Net income                            $773,400      $347,300        $1,661,100       $612,700

Deduct assumed dividends
on Class A preferred stock                   -       (10,000)                -        (20,000)
                                    ----------    ----------        ----------     ----------
Net income applicable
to common stock                       $773,400      $337,300        $1,661,100       $592,700
                                    ==========    ==========        ==========     ==========
Shares:

Weighted average number
of common shares outstanding        31,395,649    33,624,530        31,395,649     33,624,530
                                    ==========    ==========        ==========     ==========

Primary earnings
per common share:

Net income                            $    .02      $    .01          $    .05       $    .02
                                    ==========    ==========        ==========     ==========

Note: Fully diluted earnings per share have not been presented because the effects are not material.

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